Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS

BRAZIL MINERALS, INC.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, BRAZIL MINERALS, INC. (OTCQB: BMIX), a company organized under the laws of the State of Nevada (the “Company”), promises to pay to the order of Heather U. Baines and Lloyd McAdams AB Living Trust, or their respective assigns (the “Holder”) the principal sum of $75,000, with interest from the date hereof at the rate of 10% per annum on the unpaid balance hereof until paid (the “Note”).

The Note was issued in connection with the Company's private offering (the "Offering") of units of the Company's securities (the "Units"), each Unit consisting of $25,000 par value 10% Senior Secured Convertible Promissory Notes maturing May 31, 2014 and warrants to purchase 50,000 shares of the Company's Common Stock until December 31, 2019 (a "Warrant Share”). Capitalized terms used and not otherwise defined herein will have the respective meanings ascribed to such terms in the Memorandum.

1.            Payments; Ranking; Security. (a) If not earlier converted pursuant to Section 3(a) hereof, the principal of this Note shall be payable on May 31, 2014 ("Maturity Date") or from the first $100,000 of proceeds from the closing of any subsequent financing, whichever is the earlier.

(b) This Note will rank senior to all debt of the Company.

(c) This Note shall be secured by intellectual property of the Company such as patents, royalties, and receivables of the Company and all equipment owned by the Company, except for equipment acquired with the proceeds from any future financing that is initially secured by such equipment.

(d) This Note will bear interest at a rate of 10.0% per year. Interest will be paid to the person in whose name the Note is registered at the Maturity Date. Interest on the Note will accrue from the date of the original issuance of the Note.

2.            Redemption of this Note before the Maturity Date.  All or any portion of the principal amount plus accrued interest on this Note may be prepaid at any time upon 5 days prior written notice, without premium or penalty.

3.            Conversion Events and Mechanics of Conversion.

(a) Conversion. The Note-holder may convert the principal and unpaid interest into the Company's common stock at any time (“Conversion Event”). The Note’s initial Conversion Price is $0.125 per share at which price each $25,000 of principal of this Note can be converted into 200,000 common shares.

(b) Mechanics of Conversion. The Company shall not be obligated to issue certificates evidencing the common stock issuable upon a Conversion Event unless this Note is either delivered to the Company, duly endorsed, at the office of the Company, or the Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. As soon as practicable after delivery of this Note, or delivery of an agreement and indemnification in the case of a lost Note, the Company shall issue and deliver to the Holder a certificate or certificates for the number of shares of common stock to which the Holder shall be entitled (the "Conversion Shares"), and a check payable to the Holder in the amount equal to the cash amounts payable as a result of a conversion into fractional shares of such common stock. Any Conversion Event shall be deemed to have occurred immediately prior to the close of business on the date of the Conversion Event, and the Holder entitled to receive the common stock issuable upon such conversion shall be treated for all purposes as the record holder of such common stock on such date.

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(c) Conversion Price Adjustment. The conversion price of the Note (“Conversion Price” or “CP”) is subject to adjustment for stock splits, dividends, and combinations.

Event of Default: An event of Principal Payment Default shall occur if after the Maturity Date, the principal of the Note has been not paid in full. An event of Other Payment Default shall occur if, after the date that any interest payment is due, the respective payment has been not paid in full.

After an Event of Default: If it is an Event of Principal Payment Default, a Note Holder may request in writing that a part or all of the Holder’s Note be converted into the Company’s common stock at an adjusted conversion price of $0.02 cents per share, or equal to 50% of the common stock’s VWAP during the 15 days prior to the date of written conversion request; whichever is equal to the lesser of the two stock prices. Commencing 5 days after the occurrence of any Event of Default which will result in acceleration of the Note, interest on the Note shall accrue at the compounded penalty rate of 30% per annum until the whole of the principal and any unpaid interest is paid in full. In addition, and as a penalty, the Company shall be required to issue to the holder of the Note an additional 50,000 shares of its common stock for each 30 day period or part thereof until the Note and any unpaid interest is paid in full (the “Additional Consideration”).

(d) Rule 144. Current regulations provide that if on any date of conversion of convertible securities like the Note, these convertible securities have been held for: (i) more than six months by non-affiliates of the Company, the common shares issued by the Company shall be issued with a legal opinion at the Company’s expense from counsel allowing the public resale of these shares pursuant to Rule 144(d)(1)(i), and (ii) more than twelve months by non-affiliates of the Company, the common shares issued by the Company shall be issued free to trade and without restriction as proscribed by Rule 144(b)(1)(i).

If (i) after 10 days from the receipt by the Company of any request for note conversion or unrestricting warrant shares which are restricted and (ii) the shares can validly be issued without a restriction and (iii) the Company fails to issue the unrestricted common shares; the number of shares issuable shall then increase 1% per day until receipt of the unrestricted shares.

(e) Fractional Shares. No fractional shares of common stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price.

4.            Transfer Restrictions. The Holder shall not transfer the Note (except to its own affiliate, subsidiary, or shareholders) until (a) it has first given written notice to the Company, describing briefly the manner of any such proposed transfer; and (b) (i) the Company has at its expense received from counsel satisfactory to the Company an opinion that such transfer can be made without compliance with the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and applicable state securities laws, or (ii) a registration statement covering the transfer of this Note is filed by the Company under the 1933 Act and applicable state securities laws is declared effective by the Securities and Exchange Commission and state securities commissions having jurisdiction.

5.            Currency; Payments. All references herein to "dollars" or "$" are to U.S. dollars, and all payments of principal of, and interest on, this Note shall be made in lawful money of the United States of America in immediately available funds. If the date on which any such payment is required to be made pursuant to the provisions of this Note occurs on a Saturday or Sunday or legal holiday observed in the State of California, such payments shall be due and payable on the immediately succeeding date which is not a Saturday or Sunday or legal holiday so observed.

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6.            Representations and Warranties of Holder. Holder hereby represents and warrants that:

(a) Securities Not Registered. Holder is acquiring this Note for its own account, not as an agent or nominee, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws. By executing this Note, Holder further represents with respect to this Note that Holder does not have any present contract, undertaking, understanding or arrangement with any person to sell, transfer or grant participations to such persons or any third person.

(b) Access to Information. The Company has made available to Holder the opportunity to ask questions of and to receive answers from the Company's officers, directors and other authorized representatives concerning the Company and its business and prospects, and Holder has been permitted to have access to all information which it has requested in order to evaluate the merits and risks of the purchase of the Note.

(c) Investment Experience. Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Note.

(d) Regulation D. Holder is an "accredited investor" as defined in Rule 501 under the 1933 Act. In the normal course of business, Holder invests in or purchases securities similar to the Note and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Note.

(e) Unregistered. Holder has been advised that (i) neither this Note nor the common stock issuable upon conversion of this Note has been registered under the 1933 Act or other applicable securities laws, (ii) the common stock issuable upon conversion of the Note may need to be held indefinitely, and Holder must continue to bear the economic risk of the investment in the common stock issuable upon conversion of this Note is subsequently registered under the 1933 Act or an exemption from such registration is available, (iii) when and if the common stock issuable upon conversion of this Note may be disposed of without registration in reliance on Rule 144 promulgated under the 1933 Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and the Company at its expense may require an opinion of counsel to the Company and in form substance and scope reasonably acceptable to the Company to the effect that the common stock may be sold or transferred under an exemption from such registration, and (iv) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the 1933 Act.

(g) Pre-Existing Relationship. Holder has either (1) a pre-existing personal or business relationship with the Company or any of its officers, directors or controlling persons, or (2) has sufficient business or financial experience or (3) have reviewed the Offering with financial advisors, other than Syndicated Capital, who have sufficient business or financial experience and are unaffiliated with and are not compensated by the Company; in such degree that, directly or indirectly, the Holder could be reasonably assumed to have the capacity to protect his/its own interest in connection with the acquisition of the Note and the common stock into which it converts.

(h) No Advertisement. Holder acknowledges that the offer and sale of this Note or the common stock into which it converts was not accomplished by the publication of any advertisement.

(i) No Review. Holder understands that no arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, has passed upon or made any recommendation or endorsement of the common stock into which it converts.

(j) Holder understands that the common stock into which this Note may convert shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

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7.            Survival of Representation and Warranties. All representations and warranties made by Holder shall survive the earlier of the Maturity Date and shall remain effective and enforceable until the earlier to occur of the Maturity Date or the date on which claims based thereon shall have been barred by the applicable statutes of limitation.

8.            Waiver. The Company expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection.

9.            Attorneys' Fees and Costs. In the event of any legal proceedings in connection with this Note, all expenses in connection with such legal proceedings of the prevailing party, including reasonable legal fees and applicable costs and expenses, shall be reimbursed by the non-prevailing party upon demand. This provision shall not merge with any enforcement order or judgment on this Note and shall be applicable to any proceeding to enforce or appeal any judgment relating to the Note.

10.          Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11.          Successors and Assigns. This Note shall inure to the benefit of the Holder and its successors and permitted assigns and shall be binding upon the undersigned and its successors and permitted assigns. As used herein, the term "Holder" shall mean and include the successors and permitted assigns of the Holder.

12.          Governing Law. The parties acknowledge and agree that this Note and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of California, without regard to conflict of laws principles.

13.          Modification. This Note may not be modified or amended orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

14.          Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements and understandings with respect to the matters covered hereby.

 IN WITNESS WHEREOF, the Company has caused this Note to be executed by its officers thereunto duly authorized as of the date first written above, and the Holder has executed this Note through its authorized persons.

BRAZIL MINERALS, INC.

By:	/s/ Marc Fogassa
Marc Fogassa
Chairman and Chief Executive Officer

/s/ Llyod McAdams, Trustee
Heather U. Baines and Lloyd McAdams AB Living Trust

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